Exhibit 99.1

VESTAR CAPITAL PARTNERS

NORMAN W. ALPERT

Managing Director

October 5, 2004

Mr. Bryan J. Mitchell

President and Chief Executive Officer

MCG Capital Corporation

1100 Wilson Blvd.

Suite 3000

Arlington, VA 22209

Dear Bryan:

For the last four years, it has been an honor and a pleasure to be associated with you, the other Directors and the team at MCG Capital Corporation. MCG has been a successful investment for Vestar and we are grateful to have been your partner. The growth of MCG since the time of our original investment is an important achievement and we are proud to have supported your vision and execution.

Effective today, I hereby resign my position as a member of the Board of Directors of MCG Capital Corporation.

I wish you the very best and look forward to working together in some way in the future.

Sincerely,

/s/ Norman W. Alpert

Norman W. Alpert

NWA:sc

245 PARK AVENUE, 41ST FLOOR, NEW YORK, NY 10167-4098

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